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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*


                     ADAMS RESPIRATORY THERAPEUTICS, INC.
                               (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.01 PER SHARE
                        (Title of Class of Securities)


                                   00635P107
                                (CUSIP Number)

                               DECEMBER 31, 2006
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_]      Rule 13d-1(b)
         [_]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the reminder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

CUSIP NO. 00635P107             Schedule 13G                     Page  2 of 17


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1.       Name of Reporting Person    Perseus-Soros BioPharmaceutical Fund, LP
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               1,170,118
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          1,170,118
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,170,118
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         3.3%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  3 of 17


--------------------------------------------------------------------------------
1.       Name of Reporting Person            Perseus-Soros Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               1,170,118
Beneficially            (6)     Shared Voting Power             0
Owned by Each           (7)     Sole Dispositive Power          1,170,118
Reporting Person        (8)     Shared Dispositive Power        0
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,170,118
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         3.3%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         OO
--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  4 of 17


--------------------------------------------------------------------------------
1.       Name of Reporting Person        Perseus BioTech Fund Partners, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,170,118
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,170,118
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,170,118
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         3.3%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         OO
--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  5 of 17


--------------------------------------------------------------------------------
1.       Name of Reporting Person                SFM Participation, L.P.
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,170,118
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,170,118
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,170,118
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         3.3%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         PN
--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  6 of 17


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1.       Name of Reporting Person               SFM AH LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,170,118
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,170,118
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,170,118
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         3.3%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         OO
--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  7 of 17


--------------------------------------------------------------------------------
1.       Name of Reporting Person               Perseuspur, LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,170,118
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,170,118
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,170,118
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         3.3%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         OO
--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  8 of 17


--------------------------------------------------------------------------------
1.       Name of Reporting Person        Frank H. Pearl
         S.S. or I.R.S. Identifica-      (in the capacity described herein)
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,170,118
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,170,118
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,170,118
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         3.3%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IN
--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  9 of 17


--------------------------------------------------------------------------------
1.       Name of Reporting Person       George Soros
         S.S. or I.R.S. Identifica-     (in the capacity described herein)
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           United States

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,170,118
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,170,118
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,170,118
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         3.3%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         IA
--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  10 of 17


--------------------------------------------------------------------------------
1.       Name of Reporting Person         Soros Fund Management LLC
         S.S. or I.R.S. Identifica-
         tion No. of Above Person

--------------------------------------------------------------------------------
2.       Check the Appropriate Box                              (a)     [_]
         if a Member of a Group                                 (b)     [X]

--------------------------------------------------------------------------------
3.       S.E.C. Use Only

--------------------------------------------------------------------------------
4.       Citizenship or Place of Organization           Delaware

--------------------------------------------------------------------------------
Number of Shares        (5)     Sole Voting Power               0
Beneficially            (6)     Shared Voting Power             1,170,118
Owned by Each           (7)     Sole Dispositive Power          0
Reporting Person        (8)     Shared Dispositive Power        1,170,118
--------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person

         1,170,118
--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain
         Shares
                                                                        [_]
--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row 9

         3.3%
--------------------------------------------------------------------------------
12.      Type of Reporting Person

         OO; IA
--------------------------------------------------------------------------------

CUSIP NO. 00635P107             Schedule 13G                     Page  11 of 17


              Pursuant to Rule 13d-2(b) of Regulation 13D-G of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended, the undersigned (the "Reporting Persons") hereby amend their Schedule 13G Statement dated December 31, 2005 relating to the shares of common stock, par value $0.01 per share (the "Common Stock" or "Shares"), of Adams Respiratory Therapeutics, Inc. (the "Company").

Item 1.       (a)    NAME OF ISSUER

                     Adams Respiratory Therapeutics, Inc. (the "Company").

              (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                     4 Mill Ridge Lane
                     Chester, NJ 07930

Item 2.       No material change.

Item 3.       No material change.

Item 4.       OWNERSHIP.

              (a)    AMOUNT BENEFICIALLY OWNED:

                     As of February 13, 2007, each of the Reporting Persons may be deemed to beneficially own an aggregate of 1,170,118 Shares.

              (b)    PERCENTAGE OWNED:

                     Based on calculations made in accordance with Rule 13d-3(d), and there being 35,177,206 Shares outstanding as of November 13, 2006, each of the Reporting Persons may be deemed to beneficially own approximately 3.3% of the outstanding Common Stock.

              (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                     (i) Each of Perseus-Soros and PSP GP may be deemed to have sole power to direct the voting and disposition of the 1,170,118 Shares beneficially owned by Perseus-Soros.

                     (ii) By virtue of the relationships between and among the Reporting Persons as described in Item 2, each of the Reporting Persons, other than Perseus-Soros and PSP GP, may be deemed to share the power to direct the voting and disposition of the 1,170,118 Shares beneficially owned by Perseus-Soros.

Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the

CUSIP NO. 00635P107             Schedule 13G                     Page  12 of 17


              beneficial owner of more than five percent of the class of securities, check the following [x].

Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              No material change.

Item 7. IDENTIFICATION AND CLASSIFICATION OF SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not applicable.

Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Not applicable.

Item 9.       NOTICE OF DISSOLUTION OF GROUP

              Not applicable.

Item 10.      CERTIFICATION

              Not applicable.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

CUSIP NO. 00635P107             Schedule 13G                     Page  13 of 17


                                  SIGNATURES

              After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated as of February 13, 2007

                                    PERSEUS-SOROS BIOPHARMACEUTICAL FUND, LP


                                    By: Perseus-Soros Partners, LLC
                                        General Partner


                                    By: SFM Participation, L.P.
                                        Managing Member


                                    By: SFM AH LLC
                                        General Partner


                                    By: Soros Fund Management LLC
                                        Managing Member


                                    By:  /s/  Jodye M. Anzalotta
                                         --------------------------------------
                                         Name:   Jodye M. Anzalotta
                                         Title:  Assistant General Counsel

CUSIP NO. 00635P107             Schedule 13G                     Page  14 of 17


                                    PERSEUS-SOROS PARTNERS, LLC


                                    By: SFM Participation, L.P.
                                        Managing Member


                                    By: SFM AH LLC
                                        General Partner


                                    By: Soros Fund Management LLC
                                        Managing Member


                                    By:  /s/  Jodye M. Anzalotta
                                         --------------------------------------
                                         Name:   Jodye M. Anzalotta
                                         Title:  Assistant General Counsel



                                    PERSEUS BIOTECH FUND PARTNERS, LLC


                                    By: Perseuspur, LLC
                                        Member


                                    By: /s/ Rodd Macklin
                                        ---------------------------------------
                                        Name:   Rodd Macklin
                                        Title:  Secretary and Treasurer

CUSIP NO. 00635P107             Schedule 13G                     Page  15 of 17


                                    SFM PARTICIPATION, L.P.


                                    By: SFM AH LLC
                                        General Partner


                                    By: Soros Fund Management LLC
                                        Managing Member


                                    By:  /s/  Jodye M. Anzalotta
                                         --------------------------------------
                                         Name:   Jodye M. Anzalotta
                                         Title:  Assistant General Counsel

                                    SFM AH LLC


                                    By: Soros Fund Management LLC
                                        Managing Member


                                    By:  /s/  Jodye M. Anzalotta
                                         --------------------------------------
                                         Name:   Jodye M. Anzalotta
                                         Title:  Assistant General Counsel


                                    PERSEUSPUR, LLC


                                    By: /s/ Rodd Macklin
                                        ---------------------------------------
                                        Name:   Rodd Macklin
                                        Title:  Secretary and Treasurer

CUSIP NO. 00635P107             Schedule 13G                     Page  16 of 17



                                    MR. FRANK H. PEARL


                                    By: /s/ Rodd Macklin
                                        ---------------------------------------
                                        Name:   Rodd Macklin
                                        Title:  Attorney-in-Fact


                                    MR. GEORGE SOROS


                                    By: /s/  Jodye M. Anzalotta
                                        ----------------------------------------
                                        Name:   Jodye M. Anzalotta
                                        Title:  Attorney-in-Fact


                                   SOROS FUND MANAGEMENT LLC


                                    By:  /s/  Jodye M. Anzalotta
                                         --------------------------------------
                                         Name:   Jodye M. Anzalotta
                                         Title:  Assistant General Counsel

CUSIP NO. 00635P107             Schedule 13G                     Page  17 of 17


                                  EXHIBIT INDEX
                                  -------------

Exhibit 1. Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended (Previously filed).

Exhibit 2. Power of Attorney, dated June 16, 2005 appointing each of Armando T. Belly, Jodye Anzalotta, Maryann Canfield, Jay Schoenfarber and Robert Soros as Attorney-In-Fact for George Soros (Previously filed).

Exhibit 3. Power of Attorney, dated April 9, 2003, appointing Rodd Macklin as Attorney-in-Fact for Frank H. Pearl (Previously filed).